EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

     The following are subsidiaries of the Registrant:

State or Province of Incorporation

Arden-Mayfair, Inc.	Delaware
Gelson's Markets	California
AMG Holdings, Inc. (formerly Telautograph Corporation)	Virginia

     Arden-Mayfair, Inc. is a wholly-owned subsidiary of the Registrant. Gelson's Markets and AMG Holdings, Inc. are wholly-owned subsidiaries of Arden-Mayfair, Inc. All of the subsidiaries listed above are included in the consolidated financial statements of the Registrant.